EXHIBIT 99.1

374Water Secures Major Agreement with City of Orlando to Advance Sustainable Waste Management

DURHAM, NC / ACCESSWIRE / March 6, 2024 / 374Water Inc. (NASDAQ:SCWO), a global cleantech and social impact company, today announced the signing of a contract with the City of Orlando, Florida, to deploy an AirSCWO 6 unit as part of a full-scale demonstration at the City of Orlando's Iron Bridge Regional Water Reclamation Facility. This agreement marks another crucial milestone for 374Water as it continues to strengthen partnerships with major municipalities in order to improve waste management practices and environmental conditions within communities.

The agreement is highlighted by the deployment of an AirSCWO 6 service unit, which will be integrated into the City of Orlando's Iron Bridge Regional Water Reclamation Facility. The unit is expected to be deployed in the second quarter of 2024, and intends to treat no less than 400 metric tons of sludge monthly during the three-month collaboration.

"Securing this opportunity with the City of Orlando underscores the growing need to evolve the way in which cities and municipalities across the country manage waste and wastewater, while marking another pivotal step in our unwavering commitment to drive impactful environmental change," noted Jeff Quick, Interim CEO of 374Water. "This collaboration will form the basis for an additional proof point for countless prospective customers looking to implement more effective and sustainable solutions for their stakeholders."

Integrating cutting-edge solutions like AirSCWO units into wastewater treatment facilities can allow municipalities to significantly enhance their waste management systems, ridding them of contaminants, rather than just separating them from the water.

"374Water's innovation in clean technology aligns with the City of Orlando's dedication to environmental sustainability and reducing the impact of wastewater and its contaminants," said Orlando Mayor Buddy Dyer. "This collaboration with 374Water reflects our collective ambition to make tangible improvements in the quality of life for our residents and we hope becomes a model for cities across the U.S."

About 374Water

374Water Inc. (Nasdaq:SCWO) is a global cleantech and social impact company whose mission is to preserve a clean and healthy environment that sustains life. We are pioneering a new era of sustainable waste management that supports a circular economy and enables organizations to achieve their environmental, social, and governance (ESG) and sustainability goals. Follow us on LinkedIn.

Cautionary Language

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.

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Investor Contact:

Heather Crowell

ir@374water.com

Media Contacts:

Christian Rizzo

347Water Inc.

media@374water.com

Ashley Papagni

City of Orlando

ashley.papagni@orlando.gov

SOURCE: 374Water Inc.

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